Exhibit 10.12

METASTORM

2008 CORPORATE INCENTIVE PLAN (CIP)

The 2008 Metastorm CIP (“Plan”) is designed to reward selected members of the Company’s management team for efforts that increase shareholder value.

PLAN YEAR AND CONDITIONS

The term of the Plan will be effective through December 31, 2008 or until all payments contemplated herein have been made, upon which the Plan will automatically expire unless such term is extended by the Plan Administrators.  This Plan is not intended to be and does not constitute an agreement of continued employment of the participant by the Company.

Each participant will be eligible to receive cash compensation, the amount of which will be determined using the criteria outlined in Exhibit A.  If such criteria include financial metrics, such financial metrics must adhere to Generally Accepted Accounting Principals (“GAAP”), as determined by the Chief Financial Officer of the Company.

ADMINISTRATION

The Plan will be administered by the Chief Executive Officer and Chief Financial Officer with oversight by the Compensation Committee of the Board of Directors.  These individuals will have the power to interpret, change, terminate or amend the Plan, as well as to determine which persons are eligible under the Plan.

PLAN DETAILS

Target Payout:  Payouts under the Plan will be based upon achievement of the corporate objectives outlined in Exhibit A.  The benefit paid under the Plan is based upon a predetermined target (the “Target Amount” or “Target Payout”) for each participant, details of which are included in Exhibit A.

Payout Date:  50% of any amount(s) due under this CIP will be paid on January 31, 2009 (utilizing un-audited management financial statements), with the remaining 50% to be paid upon completion and publication of Metastorm’s CY2008 audit.  If Metastorm has not completed its CY2008 audit by May 31, 2009, payout will occur on May 31st 2009 utilizing management un-audited financials, which must be signed-off and attested to by the Chief Executive Officer and Chief Financial Officer of Metastorm, Inc.

BENEFITS AFTER TERMINATION

Participant will be eligible for pay-out under this CIP if participant was employed on December 31, 2008 but subsequently terminates employment after December 31, 2008 (for any reason).

Upon termination of employment prior to December 31, 2008, the following conditions apply:

i.                                          Resignation of Participant.  Resignation of the Participant from the employ of the company prior to December 31, 2008, for any reason, will result in forfeiture of all benefits due under the Plan.  Upon such notice of resignation, the Participant’s participation in the Plan will have deemed to expire midnight on the day preceding the resignation.

ii.                                       Termination upon Mutual Agreement.  The Company and the Participant may, by mutual written agreement, terminate the employment of the Participant at any time.  Participant and the Plan Administrators will jointly determine payouts, if any, upon termination by mutual agreement, as part of the Participants overall termination package.

iii.                                    Termination upon Death or Disability.  In the event (i) the Participant is Disabled (as defined below), or (ii) the Participant’s employment is terminated due to death of the Participant, the Company shall pay the Participant (or, in the event of the Participant’s death or disability, his heirs, legatees and/or legal representatives) any amounts which the Participant would have otherwise been entitled to receive under the Plan (but the Participant shall not be entitled to any amounts with respect to any subsequent fiscal year).  Such amounts shall be prorated based on the number of days during the fiscal year that the Participant was employed by the Company and shall be paid to the Participant at the same time such bonuses are payable to other Participants.  For this purpose, the Participant shall be “Disabled” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

iv.                                   Termination by the Company for Cause.  Upon any termination of the Participant’s employment for Cause prior to December 31, 2008, participation in the Plan by the Participant will terminate effective upon the termination of employment.  Upon termination for Cause, the Participant will forfeit all benefits under this Plan.

“Cause” shall mean (i) the termination of the Participant under (and in accordance with) the Company’s policy of progressive documented discipline relating to the performance of the Participant’s duties or compliance with Company policies, practices and procedures; (ii) dishonesty, theft, embezzlement, fraud, or any similar misconduct by the Participant; (iii) the Participant’s indictment or arrest for a felony; (iv) conduct which, in the reasonable judgment of the Company could have an adverse impact on the reputation, business or affairs of the Company or an Affiliate; (v) any violation by the Participant of the non-competition, non-interference and confidentiality provisions contained in this Plan; (vi) any misrepresentation made by the Participant to the Company or an Affiliate in connection with his employment.

METASTORM

2008 CORPORATE INCENTIVE PLAN (CIP)

Exhibit A - Individual Plan and Acceptance

Plan Overview:

•                                          Target Compensation is

•                                                % of Target Compensation based upon achievement of consolidated revenue of $                     for calendar year 2008 (Target Revenue).

•                                                % of Target Compensation based upon achievement of consolidated EBITDA of $                   for calendar year 2008 (Target EBITDA).

Plan Details:

•                                          Revenue Component of Target Compensation:

•                                          No payout on achievement less than 90% of Target Revenue.

•                                          Payout of 50% of Target Revenue Compensation upon achievement of 90% of Target Revenue.

•                                          Payout percentage of Target Compensation (revenue component) increases 5% points for each 1% increase above 90% of Target Revenue up to 100% achievement.  To illustrate, a 95% achievement of Target Revenue will result in a 75% payout of Target Revenue Compensation.

•                                          Payout of 100% of Target Revenue Compensation at 100% achievement of Target Revenue.

•                                          REVENUE ACCELERATOR:  Payout increases by 5% points for each 1% over 100% of Target Revenue.  To illustrate, a 101% achievement of Target Revenue would result in a 105% payout of Target Revenue Compensation.

•                                          EBITDA Component of Target Compensation:

•                                          No payout on achievement less than 90% of Target EBITDA.

•                                          Payout of 50% of Target Compensation amount upon achievement of 90% of Target EBITDA.

•                                          Payout percentage increases 5% points for each 1% increase in EBITDA target above 90% achievement.  To illustrate, a 95% achievement of Target EBITDA will result in a payout of 75% of Target EBITDA Compensation.

•                                          Payout of 100% of Target EBITDA Comp. upon 100% achievement.

•                                          EBITDA ACCELERATOR:  Payout on EBITDA component increases 1% for each 1% achievement over 100% of Target.  EBITDA Payout capped at 150% of Target Compensation (EBITDA component)

•                                          All payouts capped at 200% of Target Compensation.

•                                          EBITDA profitability must exceed plan EBITDA before any payments can be made on the revenue accelerators.

By my signature below, I accept the terms and conditions of the 2008 CIP as detailed in the Plan Document and this Exhibit A.

Participant:	Date

Approved:

Robert J. Farrell - Chief Executive Officer: